Exhibit 99.1

Investor Contact: Dean Ridlon, dean_ridlon@avid.com, 978-640-5309

Media Contact: Lisa Pistacchio, lisa_pistacchio@avid.com, 650-930-3083

FOR IMMEDIATE RELEASE

Avid Announces the Election of Louis Hernandez, Jr.

to its Board of Directors

TEWKSBURY, Mass. – February 27, 2008 – Avid Technology, Inc. (Nasdaq: AVID) announced today that the board of directors of the company elected Louis Hernandez, Jr. as a Class II director of the company to fill an existing vacancy on the board with a term expiring at the company’s 2010 annual meeting of stockholders.

Mr. Hernandez is chairman and chief executive officer of Open Solutions Inc., a leading provider of enterprise-wide enabling technologies for the financial services marketplace. Open Solutions was among Forbes Magazine’s 25 Fastest-Growing Technology Companies in 2006, ranked second on the Bank Technology News 10 Technology Companies To Watch and the Deloitte & Touche Technology Fast 500 — all organizations that recognize leading companies in the technology sector for outstanding sales growth. Mr. Hernandez was also named one of the financial service industry’s five most innovative leaders, as well as a 2007 Innovator of the Year, and inducted into the newly formed Leadership Hall of Fame by Bank Technology News. Prior to joining Open Solutions, Mr. Hernandez held executive positions at several other technology-based businesses, and began his career at Price Waterhouse LLP.

“We are pleased to welcome Louis to our board,” said Gary Greenfield, Avid’s chairman and chief executive officer. “His impressive track record speaks to his leadership skills in fostering growth and innovation in business, and he will be an excellent addition to the team.”

Currently, Mr. Hernandez also serves as vice chair of the Connecticut Governor’s Council on Economic Competitiveness and Technology; director on the board of HSBC Finance Corporation; trustee on the board of the Connecticut Center for Science & Exploration; and board member of the Connecticut Children’s Medical Center.

About Avid Technology, Inc.

Avid is a worldwide leader in tools for film, video, audio, 3D animation, gaming and broadcast professionals – as well as for home audio and video enthusiasts. Avid professional and consumer brands include Avid, Digidesign, M-Audio, Pinnacle Systems, Sibelius, Softimage and Sundance Digital. The vast majority of primetime television shows, feature films, commercials and chart-topping music hits are made using one or more Avid products. Whether used by seasoned professionals or beginning students, Avid’s products and services enable customers to work more efficiently, productively and creatively. Avid received an Oscar® statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid® Film Composer® system for motion picture editing. For more information about the company’s Oscar, Grammy® and Emmy® award-winning products and services, visit www.avid.com.

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© 2008  Avid Technology, Inc. All rights reserved. Avid, Digidesign, Film Composer, M-Audio, Pinnacle Systems, Sibelius, Softimage, and Sundance Digital are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Emmy is a registered trademark of ATAS/NATAS. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc.  All other trademarks are the property of their respective owners.